MGT Capital Enters into Agreement to Relocate Swedish Bitcoin Miners to Colorado

DURHAM, NC, October 25, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced today that it entered into a hosting agreement for a facility in Colorado Springs, CO to support its Bitcoin mining operations. As previously disclosed, the Company has been analyzing various options to relocate its approximately 6,300 S9 Antminer Bitcoin Miners presently housed in northern Sweden.

Stephen Schaeffer, MGT’s Chief Operating Officer provided the following commentary: “We have identified and successfully negotiated a deal with a U. S. facility that nicely suits our needs. This location is capable of not only providing a cost-effective solution to our relocation needs, but also facilitates our growth plans for 2019. As part of this strategy, the Company is confident it has minimized the transition risks, as this new facility is literally in ‘plug and play’ readiness. The Colorado Springs facility has a dedicated standalone building for MGT’s use with an initial capacity of 10MW of electricity. Other areas of this former semiconductor campus have electrical infrastructure to support an additional 30MW of power. The Company hopes to complete the move and commence mining at full capacity before the end of December.”

Concluding, Mr. Schaeffer stated, “MGT is committed to the present and future of the Bitcoin eco-structure, and we have the capabilities to be opportunistic during this period of market stability. I believe that sometimes we must run into the burning building to find the greatest opportunities. Further, we plan to reassert our stature as one of the leaders in U.S. Bitcoin mining through an enhanced outreach program with the financial and business communities.”

About MGT Capital Investments, Inc.

Operating in facilities in Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. MGT oversees the operation of approximately 6,800 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact:

Dominique Villanueva

dominique.villanueva@mmhgroup.io

919-378-1788